Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AbCellera Biologics Inc.

We consent to the use of our report dated February 27, 2025, on the consolidated financial statements of AbCellera Biologics Inc., which comprise the consolidated balance sheets as of December 31, 2024 and 2023, the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes, and our report dated February 27, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference and to the reference to our firm under the heading “Experts” in the prospectus included in the Registration Statement on Form S-3 dated February 27, 2025 of AbCellera Biologics Inc.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

February 27, 2025